Exhibit 99.2

PRESS CONTACT:
Donna Murno
Inso Corporation
617/753-6788 (Telephone)
617/753-6665 (Fax)
dmurno@inso.com

MEDIA ADVISORY
FOR IMMEDIATE RELEASE


Inso Announces Retirement of J.P. Barger from Board of Directors


BOSTON, April 9, 1999 - Inso Corporation (NASDAQ: INSO) today announced the retirement of J.P. Barger from the company's Board of Directors after more than five years of dedicated service to the company. Mr. Barger has been a member of Inso's Board of Directors since March 8, 1994, and also served on the company's Audit and Governance Committees. Mr. Barger's resignation is effective as of April 2, 1999.

Mr. Barger is president of Enduring Visions, Inc. and REBOXX and past chairman of the Board of DynaTech Corporation, a company he co-founded. He also served as DynaTech's president from 1959 to 1991 and its chief executive officer from 1987 to 1993.

Inso Corporation is a leading global provider of electronic publishing and content management tools for critical business information. With Inso's Enterprise Information Platform, organizations gain an integrated system for managing, distributing, publishing and continually updating their intellectual property. Inso's award-winning technology enables large corporations to exchange, publish and deploy all types of information, from the simplest memo to the most complex multimedia document. For more information, visit the Inso Web site at http://www.inso.com

Inso and the Inso logo are trademarks or registered trademarks of Inso Corporation in the United States and/or other countries. All other company, product or service names are trademarks or registered trademarks of their respective holders.